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                                                                     Exhibit 6.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is entered into as of November ___, 2004 and effective as of 12:01 a.m. on November 1, 2004 by and among MAGTECH ACQUISITION, INC., an Indiana corporation ("Purchaser"), CARTER M. FORTUNE ("Fortune"), MAGTECH SERVICES, INC., an Indiana corporation ("Seller") and JERRY L. THOMPSON, MARK J. ALLEN, PETER M. FELLEGY, ALLEN C. SHELDON, JAMES R. KRATZET, JAMES L. DEARING, GARY E. VOIROL, GEORGE BACHNIVSKY, PETER D. KEELAN, MARK J. JOSEPH, JERRY D. NOBLE, JAMES B. FINLEY, DONALD J. HOEFELMEYER AND STEVEN E. ROY (collectively "Shareholders").

                                    PREAMBLE

     Subject to the terms and conditions hereof, Purchaser desires to purchase and Seller desires to sell certain assets, properties and rights relating to or used or useful in connection with Seller's engineering and consulting business (the "Business");

                                    AGREEMENT

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

                                    SECTION 1
                           PURCHASE AND SALE OF ASSETS

     1.1 Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, on such date (the "Closing Date"), all of Seller's right, title and interest in and to the following assets (the "Subject Assets"):

          (a) The fixed assets, equipment and machinery, and computer hardware of Seller set forth in Schedule 1.1(a);

          (b) A complete customer list of Seller's customers current as of the Closing Date;

          (c) All Intellectual Property (as defined in Section 2.6);

          (d) To the extent permitted by the terms of each Assumed Contract (as defined below) and applicable law, all outstanding sales proposals, purchase orders, agreements or contracts to provide or receive goods and/or services, all customer agreements, vendor agreements, commitments, agreements and licenses relating to the Intellectual Property, as set forth in Schedule 1.1(d) (the "Assumed Contracts");

          (e) The work not billed, and accounts receivable (the "Accounts Receivable") set forth in Schedule 1.1(e) as adjusted to the Closing Date; and

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          (f) All prepaid expenses.

     1.3 Assumption of Liabilities It is expressly understood and agreed that Purchaser is not assuming or becoming liable for any liabilities of Seller of any kind or nature at any time existing or asserted, whether known or unknown, fixed, contingent or otherwise not specifically assumed herein by Purchaser. Notwithstanding the foregoing, upon the sale and purchase of the Subject Assets, Purchaser shall accept and assume and, as the case may be, pay, discharge, perform and observe in the ordinary course, the following, and only the following liabilities, duties and obligations (the "Assumed Liabilities"):

          (a) All of Seller's rights and executory obligations under the Assumed Contracts to be performed after the Closing Date (excluding any obligations or liabilities of Seller under any Assumed Contract that were to have been performed, fulfilled or satisfied on or prior to the Closing Date).

          (b) From and after the Closing Date, Purchaser may employ for the operation of the Business those employees of Seller hired by it and shall be responsible for the payment of all wages, expenses and accrued vacation pay of such personnel hired by it, (excluding any obligations or liabilities of Seller that were to have been performed, fulfilled or satisfied on or prior to the Closing Date other than accrued vacation pay).

          (c) All of Seller's current liabilities listed in Schedule 1.3(c) in an amount not to exceed $70,954.00.

     1.4 Excluded Liabilities. The liabilities and obligations of Seller, whether fixed, contingent, known or unknown and whether existing as of the Closing Date or arising thereafter which are not specifically assumed by Purchaser under Section 1.3 of this Agreement are hereinafter referred to as the "Excluded Liabilities." Seller hereby acknowledges and agrees that, except for the Assumed Liabilities, Purchaser is not assuming or becoming liable for, and Seller shall remain exclusively liable for, all of the Excluded Liabilities.

     1.5 Purchase Price. In consideration of the sale by Seller to Purchaser of the Subject Assets, and subject to the other terms and conditions contained herein, Purchaser agrees to pay, subject to Section 1.6, the sum of Four Hundred Forty Five Thousand Two Hundred Thirteen and 00/100 Dollars ($445,213) (the "Purchase Price") to Seller. In addition, Purchaser shall cause to be issued to Seller within fifteen (15) days of the Closing Date, four hundred eighty four thousand five hundred (484,500) shares of Fortune Diversified Industries, Inc. ("FDI") common stock. Of the 484,500 shares, 84,500 shares shall be immediately vested in Seller and the remaining (400,000) shares shall be unvested and subject to the following conditions:

     i) If Purchaser has attained a positive cumulative EBIT during the period November 1, 2004 to October 31, 2006 ("Test Period"), Seller shall vest in one
(1) share of the FDI common stock for each $1.00 of cumulative EBIT (up to a maximum cumulative EBIT of $400,000).


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     ii) EBIT shall be defined as accrued earnings before any interest and income taxes. In calculating accrued earnings and EBIT, Purchaser shall be allocated a portion (based on standard operating procedures and on a prorata basis among the various subsidiaries) of FDI's corporate overhead. Purchaser shall cause its outside accountant to calculate EBIT during the Test Period and shall provide a written explanation of such calculation to Seller within sixty
(60) days following the Test Period. Purchaser's calculation of EBIT shall be final and binding upon the parties unless Seller objects to such calculation within fifteen (15) days of the receipt thereof, in which case Purchaser and Seller shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of the Seller's objection. If Purchaser and Seller are unable to agree on a final calculation of EBIT within this fifteen (15) day period, then the parties shall select a neutral accounting firm (the "Arbitrating Accounting Firm") which shall make a final determination. In such case, each of Purchaser and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of EBIT, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Purchaser, but if Purchaser prevails in such dispute, the Seller shall reimburse Purchaser for the deposit.

     iii) If, for any reason, Seller does not vest in some or all of the remaining shares, any unvested shares shall immediately, without any further action by Seller or Purchaser, revert back to FDI. FDI shall promptly cancel said shares upon their reversion.

     iv) Prior to vesting, all of the unvested shares shall be retained in a Wachovia Securities brokerage account in Indianapolis, Indiana. Promptly upon vesting, all of the newly vested shares shall be delivered to Seller.

          At Closing, Purchaser will pay to Seller the sum of Two Hundred Forty Five Thousand Two Hundred Thirteen and 00/100 Dollars ($245,213) to or for the account of Seller by certified or cashier's check, or wire transfer, as directed by Seller. In addition, Purchaser will deposit $200,000 ("Escrowed Amount") with Drewry Simmons Vornehm, LLP ("Escrow Agent"). Purchaser and Seller hereby agree to allocate the Purchase Price, as set forth on Schedule 1.5 among the classes of Subject Assets and to file its federal income tax returns and its other tax returns reflecting such allocation, including Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended ("Code").

     1.6. Purchase Price Adjustments. If on the Closing Date, Seller's Total Assets do not exceed Seller's Current Liabilities by $445,213 ("Target Net Worth"), the Purchase Price shall be decreased or increased in an amount equal to the difference between the Target Net Worth and the actual difference between Total Assets and Current Liabilities. Total Assets shall be defined as: (i) accounts receivable, (ii) work not billed, (iii) prepaid expenses and(iv) fixed assets, equipment and machinery, and computer hardware set forth in Schedule 1.1(a) (valued at $6,000 for the purposes of this section). Current Liabilities shall be defined as those liabilities listed on Schedule 1.3(c). Total Assets and Current Liabilities shall be determined in accordance


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with GAAP consistently applied. An example of the Purchase Price calculation
(using December 31, 2003 balances) is attached as Schedule 1.6.

          Within forty-five (45) days after the Closing, Purchaser and Seller shall attempt to reconcile and agree upon Total Assets and Current Liabilities that existed on the Closing Date. If upon reconciliation the Target Net Worth has not been attained, Seller and Purchaser shall jointly notify the Escrow Agent to promptly (within fifteen (15) days) refund to Purchaser in cash an amount equal to the amount of the deficiency. In addition, Seller shall promptly refund to Purchaser the amount of any deficiency that exceeds the Escrowed Amount. If upon reconciliation, the Target Net Worth has been exceeded, Purchaser shall promptly (within fifteen (15) days) deposit into escrowan amount equal to the amount of the excess.

          If Purchaser and Seller are unable to agree on a final calculation of the difference between Total Assets and Current Liabilities on or before the deadline specified in the preceding paragraph, then the Arbitrating Accounting Firm shall make a final determination thereof. In such case, each of Purchaser and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of the amounts at issue, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Purchaser, but if Purchaser prevails in such dispute, Seller shall reimburse Purchaser for the deposit. The date for payment of any amounts payable under the preceding paragraph shall be extended if application of the foregoing dispute resolution mechanism extends beyond such date, to the date that is fifteen (15) days following the date of final resolution of such dispute.

          As of the Closing Date, the Accounts Receivable and Work Not Billed acquired by Purchaser are assumed to be one hundred percent (100%) billable and collectible. Upon acquisition of the Accounts Receivable and Work Not Billed, Purchaser shall for a period of one hundred twenty (120) days after the Closing Date ("Collection Period") make reasonable efforts, in the ordinary course of business, to bill and collect the Accounts Receivable and Work Not Billed. Promptly after completion of the Collection Period, Purchaser shall reassign to Seller or its designee any Accounts Receivable or Work Not Billed (including all relevant records) that it has been unable to collect during the Collection Period. The amount of Accounts Receivable and Work Not Billed reassigned to Seller shall decrease the Purchase Price on a dollar-for-dollar basis and Seller and Purchaser shall jointly notify the Escrow Agent to promptly (within fifteen
(15) days) pay such decreased amount to Purchaser. In addition, Seller shall promptly pay to Purchaser any decreased amount that exceeds the Escrowed Amount.

     If upon completion of the adjustments and the payments described above, there is still a portion of the Escrowed Amount remaining, Seller and Purchaser shall jointly notify the Escrow Agent to promptly (within fifteen (15) days) pay the balance of the Escrowed Amount to Seller.


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     1.7. Put and Call Options. Subject to the limitations and restrictions described below and applicable securities laws, Seller may, in its sole discretion, sell any or all of its 84,500 shares of vested FDI common stock received by it and one-half of any additional shares of FDI common stock that vests pursuant to Section 1.5 i) (maximum of 200,000 shares) to Fortune and Fortune shall purchase any of Seller's shares of vested FDI common stock offered by Seller. The put price per share shall be $1.00. Seller may only exercise this put option during the seven (7) day period following the final determination of EBIT (pursuant to Section 1.5 ii)). Any closing on a sale of any or all of the shares of vested FDI common stock to Fortune shall occur within ninety (90) days of Fortune's receipt of written notice from Seller requesting exercise of its put option. In addition, Fortune may, in his sole discretion, call one-half of any additional shares of FDI common stock that vests pursuant to Section 1.5 i) (maximum of 200,000 shares) from Seller and Seller shall sell any of Seller's shares of vested FDI common stock that are called by Fortune. The call price per share shall be $1.50. Fortune may only exercise this call option during the twenty-one day period following the final determination of EBIT (pursuant to Section 1.5 ii)). Any closing on a sale of any or all of the shares of vested FDI common stock to Fortune shall occur within ninety (90) days of Seller's receipt of written notice from Fortune requesting exercise of his call option.

     1.8. Transfer of Subject Assets. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer, transferring to Purchaser title to all of the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and (c) except as otherwise provided in this Agreement, shall effectively vest in Purchaser good and marketable title to all the Subject Assets free and clear of all licenses, liens, encumbrances, mortgages and security interests whatsoever (collectively "Liens") other than Assumed Liabilities. To the extent allowed under each Assumed Contract and to the extent allowed by law, on the Closing Date, Seller shall also deliver or cause to be delivered to Purchaser all of the Assumed Contracts and such assignments thereof as are necessary to assure Purchaser their full and useful benefit. Seller and Purchaser shall at and subsequent to the Closing Date cooperate in the transition of the Business and the Assumed Contracts to Purchaser, including any commercially reasonable efforts to maintain the goodwill and business of customers of the Business.

                                    SECTION 2
            SELLER'S AND SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     Seller and each of the Shareholders hereby jointly and severally represents and warrants to Purchaser as of the date of this Agreement as follows:

     2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Indiana, with full power and authority to own or lease its properties and to conduct the Business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Seller is duly qualified to conduct the


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Business in all states in which the failure to so qualify would have a material adverse effect on the Business.

     2.2 Authority of Seller and Shareholders. Seller and each of the Shareholders have the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller or any of the Shareholders pursuant to this Agreement (the "Seller Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each of the Shareholders of this Agreement and Seller Documents have been duly authorized by all necessary action of Seller and each of the Shareholders and no other action on the part of Seller or any of the Shareholders is required in connection therewith. This Agreement and Seller Documents executed and delivered by Seller and each of the Shareholders pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Seller and each of the Shareholders enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. The execution, delivery and performance by Seller of this Agreement, Seller Documents and the consummation of the transactions contemplated hereby or thereby:

          (a) Does not and will not violate any provision of the Articles of Incorporation or Bylaws of Seller, in each case as amended to date;

          (b) Does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

          (c) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract instrument mortgage, lien, lease, permit authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which any of the property of Seller is bound or affected, or result in the creation or imposition of any Lien (except for Assumed Liabilities) on any of the Subject Assets. The officers or agents of Seller who execute this Agreement and Seller Documents contemplated hereby on behalf of Seller have and shall have all requisite power to do so in the name of and on behalf of Seller.

     2.3 Absence of Restrictions. Neither Seller or any of the Shareholders has made any other agreement with any other party with respect to the sale or any other disposition or encumbrance of the Business or the Subject Assets.

     2.4 Title to Assets. Seller has good, marketable and indefeasible title to all of the Subject Assets, free and clear of all claims, liabilities, restrictions and Liens. Upon the sale, assignment, transfer and delivery of the Subject Assets to Purchaser under and in accordance with this Agreement and Seller Documents, there will be vested in Purchaser good, marketable and indefeasible title to the Subject Assets, free and clear of all Liens. The Subject Assets: (i)


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include certain assets and properties used or held for use by Seller to conduct the Business as currently conducted; and (ii) include certain assets and properties necessary for Purchaser to operate the Business in the same manner as Seller.

     2.5 Seller's Business Operations. Seller has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the conduct of the Business subsequent to Closing.

     2.6 Intellectual Property.

     (a) Seller has exclusive ownership of, or valid license or authority to use, all trade secrets, know how, computer software, licenses, trade or product names, company names, logos, customer lists, mailing lists, sales and advertising material, engineering information, technology, development rights, drawings and designs, customer specifications, supplier information, systems, data compilations, research results or other proprietary rights, goodwill, telephone numbers, fax numbers, URL addresses, trade and product names, (including but not limited to all rights to the name "Magtech" and any derivatives thereof) and all proprietary property and products (collectively, "Intellectual Property") used in the Business as presently conducted. The Intellectual Property is freely transferable to Purchaser and constitutes all of the technology, proprietary rights and intellectual property necessary in order for Purchaser to operate the Business in the ordinary course as presently conducted and perform the Assumed Contracts in accordance with their terms. Seller has the non-exclusive right to use, free and clear of claims or rights of other persons, all of the Intellectual Property without payments to or consents from any other party.

     (b) All licenses or other agreements (if any) under which Seller is granted rights in any of the Intellectual Property are in full force and effect and there is no material default by any party thereto. The licensors under said licenses and other agreements (if any) have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto (if any) have been provided on Schedule 2.6(b).

     (c) Seller's use of any Intellectual Property does not infringe any rights of any other person. Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer or any past or present employee of Seller.

     (d) Notwithstanding anything in this Agreement or the related Bill of Sale to the contrary, Seller shall convey all of its interest in its software to Purchaser, free and clear of all Liens. Purchaser acknowledges and agrees that certain software may require the consent of the licensor to transfer. Purchaser also acknowledges and agrees that Seller does not have to obtain the consent of such licensors.


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     2.7 Assumed Contracts. All of the Assumed Contracts have been entered into in the ordinary course of business, are in full force and effect and have not been amended, extended or otherwise modified (whether orally or in writing), except for amendments, extensions, and modifications made in the ordinary course of business consistent with past practices. Neither Seller nor any other party thereto is in default under any such Assumed Contracts (a "default" being defined for purposes hereof as an actual default, other than late payment of an Account Receivable, or any set of facts which would, upon receipt of notice or passage of time or both, constitute a default, other than late payment of an Account Receivable). Seller is not a party to or subject to any contract or agreement that will impose any material obligations on Purchaser (except for the obligations to be performed under the Assumed Contracts in the ordinary course of business) or otherwise materially impair the value of the Subject Assets after the Closing Date. All of the terms of each Assumed Contract as amended, are set forth in writing and true and complete written copies of all of the Assumed Contracts have been provided to Purchaser.

     2.8 No Litigation; Compliance. There is no litigation or governmental or administrative proceeding or investigation pending or, to Seller's knowledge, threatened against Seller or any of its affiliates which may have an adverse effect on the Business or the Subject Assets subsequent to Closing, or which would prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements. Seller has not received notice of any violation or alleged violation of any applicable statute, ordinance, order, rule or regulation.

     2.9 Taxes. Seller has paid or caused to be paid any and all federal, state, local, foreign and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties that are due and payable by Seller through the Closing Date, whether disputed or not. Seller has, in accordance with all applicable law, filed all federal, state, local, foreign and other tax returns required to be filed by Seller through the Closing Date, and all such returns correctly and accurately set forth the amount of any taxes relating to the applicable period. There is no unassessed tax deficiency proposed or threatened against Seller. None of the Subject Assets are or will be subject to any lien or encumbrance for taxes which are past due or which became payable or accrued on or prior to the Closing Date.

     2.10 Insurance. The liability and casualty insurance policies pertaining to Seller are in full force and effect. All premiums due to the date hereto have been paid in full and such policies will remain in effect through the Closing Date. All such policies have been issued by reputable insurance companies which are actively engaged in the insurance business and authorized to issue policies in Seller's jurisdiction(s) of business operation.

     2.11 Warranty or Other Claims. There are no existing or threatened errors or omissions, warranty or other similar claims against Seller or any Subject Asset. Seller shall be responsible for any errors or omissions claims, warranty claims or any other claims relating to products or services that it sold or provided prior to the Closing Date except to the extent such liability is covered by a policy of insurance carried by Purchaser and/or FDI.

     2.12 Environmental Matters.


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          (a) (i) Seller has no liability under, nor has it violated, any
Environmental Law; (ii) any property owned, operated, leased, or used by Seller, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) none of the items enumerated in clause (iii) of this subsection will to the knowledge of Seller be forthcoming.

          (b) Schedule 2.12(b) attached hereto and made a part hereof sets forth copies of all documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (c) For purposes of this Section, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste", shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

     2.13 Permits, Consents.

          (a) Schedule 2.13(a) attached hereto and made a part hereof lists all permits, registrations, licenses, franchises, authorizations, certifications and other approvals (collectively, the "Approvals") that are necessary for the conduct of the Business. Seller has obtained all such Approvals, which are valid and in full force and effect and is operating in compliance therewith. Such Approvals include but are not limited to those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. To the extent allowed by applicable law, all such Approvals will be available and assigned to Purchaser and remain in full force and effect upon Purchaser's acquisition of the Subject Assets, and no further Approvals will be required in order for Purchaser to conduct the Business subsequent to the Closing Date.

          (b) Except for consents of third parties under the Assumed Contracts, no approval, consent, authorization, notification or exemption from or filing with any person or entity not a party to this Agreement (collectively, the "Consents") is required to be obtained or


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made by Seller in connection with the execution and delivery of this Agreement and Seller Documents or the consummation of the transactions contemplated hereby and thereby, including, without limitation, any Consent necessary to permit Purchaser's continuation of the Business or any Consent necessary for Seller's effective transfer of each of the Subject Assets, or assignment of each of the Assumed Contracts (without triggering a breach, default, termination or other modification in any such Assumed Contract) to Purchaser.

     2.14 Finder's Fee. Purchaser shall not become liable for any broker's commission or finder's fee relating to or in connection with the transaction contemplated by this Agreement or the Related Agreements.

     2.15 Transactions with Interested Persons. Neither Seller nor any principal, officer, supervisory employee or director of Seller or any of their respective spouses or family members owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

     2.16 Collectibility of Accounts Receivable and Work Not Billed. All of the Accounts Receivable and Work Not Billed of Seller are bona fide, valid and enforceable claims not subject to any setoffs or counterclaims and will be collectible in accordance with their terms within 120 days of the Date of Closing. Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, or from any of their respective spouses or family members (excluding travel advances).

     2.17 Compliance with Laws. Seller has complied in all material respects with all applicable domestic and foreign laws; and Seller has not received any written notice, order or other written communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law. All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted, are in full force and effect without any default or violation thereunder by Seller or by any other party thereto. Seller has not received any notice of any claim or charge that Seller is in violation of or in default under any such Authorization. No proceeding is pending or, to the actual knowledge of Seller, threatened by any person to revoke or deny the renewal of any Authorization of Seller. Seller has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed.

     2.18 Financial Statements.

          (a) Schedule 2.18(a) includes financial statements of Seller as of December 31, 2003 ("Seller Year-End Financial Statements"). Seller Year-End Financial Statements accurately and fairly present the financial condition and results of the operations of Seller as of the date thereof and for the period referred to all in accordance with GAAP consistently applied.

          (b) Schedule 2.18(b) includes financial statements of Seller as of September 30, 2004 ("Seller Interim Financial Statements"). The Seller Interim Financial Statements accurately and fairly present the financial condition and results of the operations of Seller as of the date thereof and for the period referred to all in accordance with GAAP consistently applied.

     2.19 Material Adverse Change. Since December 31, 2003, there has been no material change in the business, assets, prospects, condition (financial or otherwise) or results of operations of Seller. Seller has not omitted or failed to disclose any material fact or contingency.

     2.20 Accuracy of Information. No information, exhibit or report furnished by the Seller to Purchaser in connection with the negotiation of, or compliance with, this Agreement, contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

     2.21 Investment Representations and Covenants.

          (i) Seller understands that as of the Closing Date the FDI common stock issued to Seller will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDI common stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of FDI on such exemptions is predicated in part on Seller's representations, warranties, covenants and acknowledgments set forth in this Section 2.21.

          (ii) Seller represents and warrants that it is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

          (iii) Seller represents and warrants that the FDI common stock to be acquired by it upon consummation of the transactions contemplated herein will be acquired by it for its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that it will not distribute all or any portion of the FDI common stock in violation of the Securities Act.

          (iv) Seller acknowledges that the shares of FDI common stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

          (v) Seller represents and warrants that it has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the FDI common stock.

          (vi) Seller is in a financial position to afford to hold the FDI common stock indefinitely, Seller's financial condition being such that it is not presently under (and does not contemplate any future) necessity or constraint to dispose of the FDI common stock to satisfy any existing or contemplated debt or undertaking. Seller recognizes that it may not be possible for it to liquidate its investment in the FDI common stock and, accordingly, it may have to hold the FDI common stock, and bear the economic risk of this investment, indefinitely.

          (vii) Seller understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDI common stock as an investment.

          (viii) Seller confirms that the FDI common stock was not offered to Seller by any means of general solicitation or general advertising, and that Seller has received no representations, warranties or written communications with respect to the FDI common stock other than those contained or described in this Agreement.

          (ix) Seller acknowledges that it has been provided or that FDI has made available to it copies of FDI's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

          (x) Seller acknowledges that FDI has given it a reasonable opportunity to ask questions and receive answers concerning its receipt of the FDI common stock and to obtain any additional information which FDI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

                                    SECTION 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as of the date of this Agreement as follows:

     3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

     3.2 Authority of Purchaser. Purchaser has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (the "Purchaser Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents have been duly authorized by all necessary action of Purchaser and no other action on the part of Purchaser is required in connection therewith. This Agreement and Purchaser Documents executed and delivered by Purchaser pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor's rights. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents and the consummation of the transactions contemplated hereby or thereby:

     (a) does not and will not violate any provision of the Articles of Incorporation or By-laws of Purchaser, in each case as amended to date;

     (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Purchaser or require Purchaser to obtain any material approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

     (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which Purchaser is a party and which is material to the business and financial condition of Purchaser.

The officers or agents who execute this Agreement and the Related Agreements on behalf of Purchaser have and shall have all requisite power to do so in the name of and on behalf of Purchaser.

     3.3 No Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to Purchaser's knowledge, threatened against Purchaser or any of his affiliates which would prevent or hinder the consummation of the transactions contemplated by this Agreement or the Related Agreements.

                                    SECTION 4
                RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING DATE

     4.1 Further Assurances. Seller, from time to time after the Closing Date at the request of Purchaser and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and invest in, Purchaser each of the Subject Assets. Nothing herein shall be deemed a waiver by Purchaser of its right to receive on the Closing Date an effective assignment of each of the Assumed Contracts.

     4.2 Collection of Assets. Subsequent to the Closing Date, Purchaser shall have the right and authority to collect all Accounts Receivable and other items transferred and assigned to it by Seller and Seller agrees hereunder to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Purchaser from time to time any property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other items included in the Subject Assets.

     4.3 Names and Marks. Subsequent to the Closing Date, Seller shall not use any names or marks containing the word "Magtech" and shall not use any other corporate, business or assumed name, or name or mark containing the word "Magtech" without the prior written consent of Purchaser.

     4.4 Computer System. Seller shall continue to provide Purchaser with reasonable access to Seller's computer system (e-mail, tracking system, accounting, etc.) for a period of ninety (90) days after Closing. This access shall be provided with the goal of ensuring an efficient transition of the Business from Seller to Purchaser.

                                    SECTION 5
                                     CLOSING

     5.1 Time. The Closing hereunder shall occur on or before November 1, 2004, and be effective as of 12:01 a.m. on November 1, 2004.

     5.2 Deliveries.

          (a) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser:

               (i) a Bill of Sale executed by Seller;

               (ii) Employment Agreements executed by Mark Allen, Peter Fellegy, James Finley, Donald Hoefelmeyer, Steven Roy, and Jerry Thompson;

               (iii) a certified copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is a party;

               (iv) releases of any security interests in the Subject Assets (including but not limited to National City Bank);

               (v) an Assignment for the Assumed Contracts executed by Seller;

               (vi) an Escrow Agreement executed by Seller; and

               (vii) a Covenant Not To Compete executed by MSKTD & Associates, Inc.

               (viii) a Sublease between Seller and Purchaser; and

               (ix) a Sublease between MSKTD & Associates, Inc. and Purchaser.

          (b) At the Closing, Seller shall receive all of the following, in form and substance reasonably satisfactory to Seller:

               (i) payment of the amount stated in Section 1.5;

               (ii) certificates representing the FDI common stock, duly and validly issued in the name of Seller (within fifteen (15) days of the Closing Date);

               (iii) Employment Agreements executed by Purchaser;

               (iv) a certified copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party;

               (v) an Assignment for the Assumed Contracts executed by Purchaser; and

               (vi) an Escrow Agreement executed by Purchaser;

               (vii) A Non-Competition Agreement executed by FDI;

               (viii) a Sublease between Seller and Purchaser; and

               (ix) a Sublease between MSKTD & Associates, Inc. and Purchaser.

                                    SECTION 6
                                 INDEMNIFICATION

     6.1 Indemnification by Seller and Shareholders. In addition to and in no way limiting any other provisions of this Agreement:

          (a) Seller and each of the Shareholders hereby jointly and severally agree subsequent to the Closing Date to indemnify and hold Purchaser and persons serving as shareholders, officers, directors, employees or agents thereof (individually a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") harmless from, and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) (collectively, "Purchaser Indemnified Losses") of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (i) fraud or intentional misrepresentation by Seller or any of the Shareholders in or of any of its/his representations, warranties or covenants under this Agreement or any Related Agreement or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto;

               (ii) any other breach of any representation, warranty or covenant of Seller or any of the Shareholders under this Agreement or any Related

               Agreement or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto, or by reason of any claim, action or proceedings asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties or covenants or any conduct by Seller or any of the Shareholders or performance by Seller or any of the Shareholders under any Assumed Contract prior to closing; and

               (iii) any liability obligation of Seller or any of the Shareholders relating to any Excluded Liabilities except to the extent such liability is covered by a policy of insurance carried by Purchaser and/or FDI.

          Regardless of anything herein to the contrary, Seller and each of the Shareholders shall not be responsible to indemnify the Purchaser Indemnified Parties from any Purchaser Indemnified Losses that are in excess of: (i) the Purchase Price; and (ii) the value of the FDI stock issued to Seller (valued at the Date of Closing).

     6.2 Indemnification by Purchaser.

          (a) Purchaser agrees subsequent to the Closing Date to indemnify and hold Seller and persons serving as shareholders, officers, directors, employees or agents thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including without limitation, reasonable fees of counsel) ("Seller Indemnified Losses") of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (i) fraud or intentional misrepresentation by Purchaser in or of any of its representations, warranties or covenants under this Agreement or any Related Agreements or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto; and

               (ii) any other breach of any representation, warranty or covenant of Purchaser under this Agreement or any Related Agreements or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

     6.3 Notice: Defense of Claims. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall give written notice thereof to the indemnifying party within ten (10) days after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by the third party. Within ten (10) days after receiving such notice, the indemnifying party shall give written notice to the indemnified party stating whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party gives notice to the indemnified party of its intent to defend such claim within such ten (10) day period, the indemnifying party shall be entitled to direct the defense against the third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised by its counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to defend a third party claim or liability is given by the indemnifying party, or if such good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party). If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense at the expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle any third party claim without the consent of the other (which consent shall not be unreasonably withheld.)

                                    SECTION 7
                            CONFIDENTIAL INFORMATION

          For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Business, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, knowhow, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property with respect to the Business.

          Except as authorized in writing by Purchaser, Seller and each of the Shareholders shall not disclose, communicate, publish or use for the benefit of itself/himself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Seller and each of the Shareholders also agrees that: a) the Confidential Information will be held in confidence by Seller and each of the Shareholders using the same degree of care, but no less than a reasonable degree of care, as Seller and each of the Shareholders uses to protect its/his own confidential information of a like nature; b) it/he will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and c) in the event Seller or any of the Shareholders is legally required to disclose any portion of the

Confidential Information, it/he shall promptly notify Purchaser so that Purchaser may take steps to protect its Confidential Information.

          The obligations of this Section 7 shall terminate with respect to any particular portion of Confidential Information which: a) is in the public domain; b) entered the public domain through no fault of Seller or any of the Shareholders; or c) was rightfully communicated by a third party to Seller or any of the Shareholders free of any obligation of confidence.

          In no event shall Seller or any of the Shareholders be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. Seller and each of the Shareholders agrees that for a period of five (5) years following the date of this Agreement, it/he will use its/his best efforts to maintain the confidentiality of the Confidential Information.

                                    SECTION 8
                                 NON-COMPETITION

          For a period commencing on the Closing Date and ending on the third
(3rd) anniversary of the Closing Date, without the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole and absolute discretion) Seller and each of the Shareholders shall not, directly or indirectly, for himself/itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

               (a) solicit, participate or aid in the solicitation of orders for Restricted Products or Services, or perform or sell any Restricted Products or Services to any of Purchaser's customers who were serviced by Seller or any of the Shareholders, solicited by Seller or any of the Shareholders or who became customers of Purchaser as a result of any actions taken by Seller or any of the Shareholders;

               (b) solicit, participate or aid in the solicitation of, or perform or sell any Restricted Products or Services to any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller or any of the Shareholders, at any time during the three (3) year period preceding the Closing Date; or

               (c) contact, or aid or participate in the contact, including allowing the use of Seller's or any of Shareholders' names in connection with the contact of, any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller, at any time during the three (3) year period preceding the Closing Date, for the purpose of diverting their purchases of Restricted Products or Services from Purchaser.

               (d) perform any Restricted Products or Services for any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller, at any time during the three (3) year period preceding the Closing Date.

               (e) solicit or contact or aid or participate in the contact, including allowing the use of Seller's or any of the Shareholders' names in connection with the contact of, Purchaser's employees, for the purpose of inducing them to terminate their employment with Purchaser;

               (f) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business in competition with Purchaser in the sale and offering of Restricted Products or Services either directly or indirectly. The prohibitions and covenants enumerated in this Section 8(f) shall bind Seller and each of the Shareholders in the following geographic area: the United States.

          "Restricted Products and Services" shall be defined as providing architectural, engineering, real estate, construction management and/or project management services for the design, build and/or installation of telecommunication (wireless and non-wireless) cell sites or telecommunication (wireless and non-wireless) switching data facilities. Notwithstanding the prior sentence, a Shareholder may perform services for the design, build and/or installation of non-wireless telecommunication cell sites or non-wireless telecommunication switching data facilities provided he does not solicit or perform any services for any of Purchaser's customers who were customers of Seller at any time during the three (3) year period preceding the Closing Date.

          Seller, Purchaser and each of the Shareholders agree that due to the nature of Purchaser's business and its scope of operations, and due to the nature of each of the Shareholders' position within Seller and/or Purchaser and his access to and knowledge of Confidential Information of Purchaser, and in further consideration of Purchaser's legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, placed on Seller's and each of the Shareholders' ability to provide Restricted Products and Services, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Seller and each of the Shareholders further acknowledges and agrees that the breadth of such restrictions is reasonable because it/he has become acquainted with the affairs of Purchaser, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to Purchaser. Seller and each of the Shareholders acknowledges and agrees that Purchaser has a need to protect, through the above restrictions, each of the foregoing interests and Purchaser's goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

          Purchaser and each of the Shareholders agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 7 or 8 by Seller or any of the Shareholders, Purchaser shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

               (a) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller or any of the Shareholders against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by Purchaser;

               (b) In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation, and Purchaser shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

               (c) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope and duration restrictions herein are reasonable and necessary for the protection of Purchaser, in the event a Court should consider the scope or duration too extensive, the Court shall modify the provisions so as to be valid and fully enforceable for the maximum scope and duration (but never for a larger scope or longer period than set forth above) as the Court shall find to be reasonable, necessary, valid and legally enforceable;

               (d) These covenants are reasonable and necessary for the protection of Purchaser's business interests, that irreparable injury will result to Purchaser if Seller or any of the Shareholders breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, Purchaser will have no adequate remedy at law. Seller and each of the Shareholders accordingly agrees that in the event of any actual or threatened breach by it/him of any of these covenants, Purchaser shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

               (e) Purchaser would not have entered into this Agreement but for Seller's and each of the Shareholders' agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 7 and 8 hereof, and for Seller's and each of the Shareholders' agreement that the scope and duration restrictions of these covenants are reasonable.

                                    SECTION 9
                                  MISCELLANEOUS

     9.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including but not limited to fees for attorneys, accountants and other advisers.

     9.2 Governing Law. This Agreement and the Related Agreements and all disputes, whether equitable or legal in nature, that arise under this Agreement that relate in any way to the rights or duties of the parties hereto or thereto, shall be governed by the internal laws of the State of Indiana, without regard to the conflict or choice of laws provisions thereof.

     9.3 Entire Agreement. This Agreement and the schedules and exhibits referred to herein are complete and reflect the entire agreement of the parties with respect to their subject matter and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by either of the parties except as referred to in this Agreement or in such schedules or exhibits or Related Agreements, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed therein or herein or in such schedules or exhibits or Related Agreements.

     9.4 Assignability; Binding Effect. This Agreement shall be assignable by Purchaser to a corporation, partnership or entity, within its control group provided that such assignment shall not release Purchaser of its obligations hereunder prior to the assignment. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     9.5 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction of or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     9.6 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     9.7 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     9.8 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                        MAGTECH SERVICES, INC.

                                        By:
                                            ------------------------------------


                                        ----------------------------------------
                                        Jerry L. Thompson


                                        ----------------------------------------
                                        Mark J. Allen


                                        ----------------------------------------
                                        Peter M. Fellegy


                                        ----------------------------------------
                                        Allen C. Sheldon


                                        ----------------------------------------
                                        James R. Kratzet


                                        ----------------------------------------
                                        James L. Dearing


                                        ----------------------------------------
                                        Gary E. Voirol


                                        ----------------------------------------
                                        George Bachnivsky


                                        ----------------------------------------
                                        Peter D. Keelan

                                        ----------------------------------------
                                        Mark J. Joseph


                                        ----------------------------------------
                                        Jerry D. Noble


                                        ----------------------------------------
                                        James B. Finley


                                        ----------------------------------------
                                        Donald J. Hoefelmeyer


                                        ----------------------------------------
                                        Steven E. Roy


                                        MAGTECH ACQUISITION, INC.

                                        By:
                                            ------------------------------------


                                        ----------------------------------------
                                        Carter M. Fortune

[SIGNATURE PAGES FOR ASSET PURCHASE AGREEMENT]